Exhibit 10.1
AXION INTERNATIONAL HOLDINGS, INC.
180 South Street, Suite 104
New Providence, NJ 07974

June 7, 2011

Donald Fallon
813 Ramshead Circle
Cockeysville, MD 21030

Re: Offer of Employment

Don,

On behalf of Axion International Holdings, Inc. (the "Company"), I am pleased to offer you full time employment in lieu of our consulting arrangement as our Chief Financial Officer and Treasurer, reporting to and under the direction of the Company's Chief Executive Officer. The base salary (the "Base Salary") for this position is $175,000.00 per annum, payable in accordance with the Company's payroll practices. We are also prepared to offer you the following additional benefits:

•
Participation in health and other benefit programs of the Company consistent with those benefit programs provided to other senior executives of the Company, for which you’ve declined to participate in our health insurance plan;

•	Twenty (20) days paid vacation each year in accordance with the applicable policies of the Company; and

•
Reimbursement of reasonable, ordinary and necessary business expenses incurred by you in the fulfillment of your duties upon presentation by you of an itemized account of such expenditures, in accordance with Company practices.

In addition, you will be granted options (the "Options") to purchase up to 500,000 shares of the Company's Common Stock. The Options shall be issued pursuant to and shall remain subject to the Company's stock plans and shall be exercisable for a period of up to five (5) years from the Start Date. The vesting and the exercise price per share of the Options shall be as follows:

Vesting	No. of Options	Exercise Price
Immediately on Start Date	125,000		(a)

1st anniversary date of Start Date	125,000		(a)

Upon the Company achieving $20 million in sales during any fiscal year	125,000	$1.75

Upon the Company achieving $50 million in sales during any fiscal year	250,000	$2.00

(a)	– This exercise price shall be the closing price of the Company’s common stock on the trading day immediately preceding the Start Date.

In the event, following a Change of Control (as defined below), your employment with the Company is terminated by the Company for any reason other than (a) for Cause (as defined below), (b) due to your death or (c) due to a Permanent Disability (as defined below), you shall be entitled to (x) receive severance in the amount of your then current Base Salary, payable in a lump sum payment, plus, (y) if such termination occurs prior to the first anniversary date of Start Date, immediate vesting of the 125,000 Options which would have otherwise vested on such first anniversary date.

In the event that your employment with the Company is terminated as a result of your death or Permanent Disability, your estate or you shall be entitled to receive an amount equal to 50% of your then current Base Salary.

"Cause" shall mean (a) a good faith finding by the Chief Executive Officer of the Company that (i) you have materially failed to perform your assigned duties for the Company and have failed to remedy such failure within twenty (20) days following written notice from the Company to you notifying you of such failure, (ii) you have breached any material term of your employment, any confidentiality, non-disclosure, assignment of inventions or other similar agreement between you and the Company, or (iii) you have engaged in dishonesty, gross negligence, willful misconduct or violation of any applicable code of ethics of the Company which could result in any material loss, damage or injury to the Company, or (b) the conviction of you of, or the entry of a pleading guilty or nolo contendere by you to, any felony punishable by imprisonment for more than one (1)   year. "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the Company; or (c) during any period of twenty-four (24) months, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose nomination for election was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors. "Permanent Disability" shall mean any illness, physical or mental disability or other incapacity that causes you to fail for a period of three (3) consecutive months, or for shorter periods aggregating three (3) months during any twelve-month period, to render the services provided for by your employment with the Company.

Should you accept this offer, your continued at will employment requires both satisfactory job performance and compliance with existing and future Company policies. Because most of our staff handles a variety of proprietary and private information concerning plans, products, services, customers, etc., protecting privacy is the responsibility of all employees. Therefore, a further condition of your employment is that you enter into the Company's Confidentiality & Inventions Agreement.

Any compensation you receive from the Company or any of its affiliates shall be subject to the Section 409A Addendum attached hereto.

You will be required to complete customary federal and state payroll tax forms, along with an INS Form 1-9 in order to verify your eligibility to work in the United States. Please bring with you on your first day of employment documents that will establish your identity and employment eligibility.

We would like for you to start as soon as June 8, 2011. If you have any questions, please feel free to call me at (908) 542-0888.

Sincerely,

/s/ Steve Silverman
Steve Silverman
Chief Executive Officer

I hereby accept employment with the conditions set forth in this letter.

/s/ Donald Fallon
Donald Fallon

6/7/2011
Date